Exhibit 99.1

Corrected: Gulfport Energy Reports Record Earnings and Production

for Third Quarter 2006*

*Tables Added

Provides 2007 Guidance

OKLAHOMA CITY (November 9, 2006)—Gulfport Energy Corporation (Nasdaq: GPOR) today reported financial and operating results for the three months ended September 30, 2006.

For the quarter, Gulfport generated record net income of $12.5 million versus $6.0 million for third quarter 2005, a 107% increase. Net income per diluted share for the third quarter 2006 was $0.37 versus $0.18 for third quarter 2005. The improvement in earnings reflects an increase in production of 74% during the third quarter 2006 and an improvement in oil prices received for the third quarter 2006 compared to third quarter 2005.

EBITDA (as defined below) for the third quarter 2006 was $17.8 million, an increase of 125% from the third quarter 2005. Cash provided by operating activities for the quarter was $15.5 million, an increase of 101%.

For the nine months ending September 30, 2006, Gulfport reported net income of $22.4 million or $0.66 per diluted share, operating cash flow (as defined below) of $31.3 million, and EBITDA of $32.4 million. This compares with net income of $11.0 million or $0.36 per diluted share, operating cash flow of $19.6 million, and EBITDA of $16.2 million for the nine months ending September 30, 2005.

Quarterly Production and Operational Highlights

During the three months ended September 30, 2006, Gulfport drilled and completed six wells at its West Cote Blanche Bay field in southern Louisiana.

Net production was 319,992 barrels of oil and 360,299 Mcf of natural gas or 380,042 barrels of oil equivalent for the third quarter 2006, compared to 181,240 barrels of oil and 223,570 Mcf of natural gas or 218,502 barrels of oil equivalent for the third quarter 2005. Average oil price received for the third quarter 2006 was $67.67 per barrel of oil, a 25% increase, and the average gas price received for the third quarter 2006 was $6.58 per Mcf, compared to $7.58 for the third quarter 2005.

Current Activity

Gulfport currently has one rig drilling in the West Cote Blanche Bay field and one rig drilling in the Hackberry field. At Hackberry, Gulfport has spud its first exploratory wildcat well. Gulfport is leveraging recently acquired proprietary 3-D seismic data on the area and its experience with the salt dome geology of its West Cote Blanche Bay field.

In Canada, the company is finalizing its drilling location for the upcoming winter drilling season in Alberta. Gulfport plans to drill 50 core wells to a depth of approximately 1,000 feet each to test the thickness of the bitumen in place on its acreage. Gulfport has a 25% working interest in the project and expects 2007 capital expenditures in Canada to be approximately $4 million. The company currently holds 237,000 acres on a 15-year primary lease term.

2007 Guidance

Gulfport is projecting 2007 total net production to be in the range of 1.7 million to 1.9 million barrels of oil equivalent. Capital expenditures are estimated in the range of $60 million to $65 million. Operationally, Gulfport plans to drill between 26 to 28 new wells and perform 18 recompletions similar to its 2006 activity level. The production targets for 2007 exclude any incremental production from the Hackberry exploratory efforts.

Lease operating expense is projected to be in the range of $7.00 to $8.00 per barrel of oil equivalent for 2007. Selling, general and administrative expenses are estimated to be between $2.00 to $2.50 per barrel of oil equivalent for 2007.

Management Comments

Jim Palm, Gulfport’s Chief Executive Officer commented, “The company is pleased to report record financial and operating results for the third quarter. Our West Cote Blanche Bay assets continue to generate solid production growth and reserve adds while producing desirable high quality oil. Our recently commenced Hackberry exploratory program adds a significant element of upside potential for us.” Palm also added, “Our 2007 guidance provided today shows the cash generating power of our West Cote Blanche Bay field by providing solid organic production growth without any incremental contribution from our Hackberry efforts. Hackberry has the potential to develop into a core area for Gulfport.”

Conference Call

Gulfport Energy will host a conference call today at 11:00 a.m. Central time to discuss its third-quarter 2006 financial and operational results and 2007 production and operating guidance. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling 1-866-510-0710. The passcode for the call is 66460086. A replay of the call will be available for two weeks at 1-888-286-8010. The replay passcode is 28869032. The webcast will be archived for 30 days on the company’s website.

About Gulfport Energy

Gulfport Energy Corporation is an Oklahoma City based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport also has an indirect interest in a new gas field in Thailand that is scheduled to begin production later this year. In addition, Gulfport recently acquired an acreage position in Canada and plans to drill core samples this winter.

Forward Looking Statements

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the " Exchange Act"). All statements, other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport's business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport's expectations and predictions is subject to a number of risks and uncertainties, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, accretion expense and depreciation, depletion and amortization. Operating cash flow is a non-GAAP financial measure equal to cash flows from operating activities before changes in assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company's business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and operating cash flow are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and operating cash flow are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and operating EBITDA measures presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company's various agreements.

The following presents a reconciliation of net income, the most directly comparable GAAP to EBITDA and cash provided by operating activities to operating cash flow (unaudited):

	Three Months Ended Sept. 30	Nine Months Ended Sept. 30
	2006	2006
Net income	$12,517,000	$22,404,000
Interest Expense	644,000	1,312,000
Accretion Expense	149,000	447,000
Depreciation, Depletion, and Amortization	4,488,000	8,224,000

EBITDA	$17,798,000	$32,387,000

	Three Months	Nine Months
	Ended Sept. 30	Ended Sept. 30
	2006	2006
Cash provided by Operating Activities	$15,515,000	$28,129,000
Adjustments:
Change in Assets and Liabilities	1,866,000	3,197,000

Operating Cash Flow	$17,381,000	$31,326,000

GULFPORT ENERGY CORPORATION

STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Gas sales	$2,371,000	$1,694,000	$3,418,000	$2,819,000
Oil and condensate sales	21,653,000	9,795,000	39,404,000	23,294,000
Other income (expense)	(36,000)	30,000	(19,000)	126,000

	23,988,000	11,519,000	42,803,000	26,239,000

Costs and expenses:
Lease operating expenses	2,954,000	2,207,000	6,559,000	6,234,000
Production taxes	2,936,000	1,300,000	5,422,000	3,134,000
Depreciation, depletion, and amortization	4,488,000	1,696,000	8,224,000	4,448,000
General and administrative	717,000	179,000	2,232,000	874,000
Accretion expense	149,000	116,000	447,000	349,000

	11,244,000	5,498,000	22,884,000	15,039,000

INCOME FROM OPERATIONS:	12,744,000	6,021,000	19,919,000	11,200,000

OTHER (INCOME) EXPENSE:
Interest expense	644,000	54,000	1,312,000	175,000
Interest expense - preferred stock	—	—	—	272,000
Business interruption insurance recoveries	(332,000)	—	(3,601,000)	—
Interest income	(85,000)	(78,000)	(196,000)	(232,000)

	227,000	(24,000)	(2,485,000)	215,000

INCOME BEFORE INCOME TAXES	12,517,000	6,045,000	22,404,000	10,985,000

INCOME TAX EXPENSE:	—	—	—	—

NET INCOME	$12,517,000	$6,045,000	$22,404,000	$10,985,000

NET INCOME PER COMMON SHARE:

Basic	$0.38	$0.19	$0.69	$0.37

Diluted	$0.37	$0.18	$0.66	$0.36

Investor Contact:

John Kilgallon

Director, Investor Relations

jkilgallon@gulfportenergy.com

405-242-4474